EXHIBIT 5.1

June 24, 2016

Board of Directors

Arch Therapeutics, Inc.

235 Walnut Street, Suite 6

Framingham, MA 01702

Re: Registration Statement/Form S-1

Gentlemen:

We have acted as special Nevada counsel to Arch Therapeutics, Inc. (the “Company”) in connection with the filing by the Company of that certain Registration Statement on Form S-1, (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering from time to time by the selling securityholders, as described in the Registration Statement, of up to 16,482,082 shares of the Company’s Common Stock, par value $0.001 per share, including 9,418,334 shares of Common Stock (the “Common Shares”), and an aggregate of 7,063,748 shares of Common Stock currently issuable upon the exercise of the Company’s Series E Warrants (the “Warrants”) and such shares of Common Stock issuable upon the exercise of the Warrants, the (“Warrant Shares”), as more fully described in the Registration Statement. Pursuant to Rule 416 under the Securities Act, the securities registered under the Registration Statement include such indeterminate number of additional shares of Common Stock of the Company as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

As the special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Common Shares, the Warrants, and the Warrant Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that (i) the Common Shares to be sold by the selling securityholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares to be sold by the selling securityholders pursuant to the Registration Statement have been duly authorized and, when issued in accordance with the terms and conditions of the respective Warrants (including the due payment of any exercise price therefore specified in the Warrants), will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendment thereto.

Sincerely,

/s/ McDONALD CARANO WILSON LLP
McDONALD CARANO WILSON LLP